EXHIBIT 21.01

                        SUBSIDIARIES OF THE REGISTRANT

                                             Jurisdiction of
             Subsidiary (1)                   Organization
- ----------------------------------------    -----------------
Bailey Retirement Center, Inc.               Florida
Dominion Villages, Inc.                      Virginia
Lowry Village, Inc.                          Florida
Lowry Village Limited Partnership            Florida
Piedmont Villages, Inc.                      North Carolina
Standish Marketing, Inc.                     Florida
Bailey Home Suites                           Florida
Standish Lakes Region Villages, Inc.         New Hampshire
Lakes Region Villages LLC                    New Hampshire

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(1) All subsidiaries are wholly owned, directly, or indirectly, by the
    Company, except Lowry Village Limited Partnership, which is 80% owned, and Lakes Region Villages LLC, which is 51% owned.